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                                                                    EXHIBIT 9(J)

            AMENDMENT NO. 3 TO SPECIAL MANAGEMENT SERVICES AGREEMENT


         This Amendment No. 3, dated as of the 1st day of April, 1993, is entered into among PACIFIC HORIZON FUNDS, INC. (the "Company"), a Maryland corporation, Concord Holding Corporation, a Delaware corporation ("Concord"), and Bank of America National Trust and Savings Association (the "Bank").

         WHEREAS, the Company, Concord and the Bank have entered into a Special Management Services Agreement dated as of April 22, 1992 as amended by Amendment No. 1 dated as of March 1, 1993 and Amendment No. 2 dated as of March 1, 1993 (the "Services Agreement"), pursuant to which the Company appointed Concord and the Bank to provide special services for the benefit of the series of shares known as "Pacific Horizon Shares" in its Prime Fund, Treasury Fund, California Tax-Exempt Money Market Fund, Pacific Horizon Tax-Exempt Money Market Fund, Government Fund, Treasury Only Fund and Prime Value Fund; and

         WHEREAS, the Company has notified Concord and the Bank that it has established a series of "Pacific Horizon Shares" in its Horizon Tax-Exempt Money Fund and that it desires to retain Concord and the Bank to provide the aforesaid special services for the "Pacific Horizon Shares" of the Horizon Tax-Exempt Money Fund (the "Fund"), and Concord and the Bank have notified the Company that they are willing to provide such services;

         NOW THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

         1. APPOINTMENT. The Company hereby appoints Concord and the Bank to provide the services described in the Services Agreement for the Pacific Horizon Shares of the Horizon Tax-Exempt Money Fund for the period and on the terms set forth in the Services Agreement. Concord and the Bank hereby accept such appointment and agree to perform the services and duties set forth in the Services Agreement, for the compensation herein provided.

         2. COMPENSATION. For the services provided and the expenses assumed pursuant to the Services Agreement with respect to the Horizon Tax-Exempt Money Fund, the Company will pay Concord and the Bank a fee, computed daily and paid monthly, at the annual rate of .32% of the average net asset value of the Pacific Horizon Shares of the Fund that are outstanding from time to time. Concord and the Bank hereby agree to waive such portion of the fee payable to them hereunder as is necessary to assure that the amount of such fee which is required to be accrued by the Company on any day with respect to the Pacific Horizon Shares





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of the Fund does not exceed the income to be accrued to such Pacific Horizon
Shares on that day.

         3. MISCELLANEOUS. Except to the extent amended hereby, the Services Agreement shall remain unchanged and in full force and effect and is hereby ratified and confirmed in all respects as amended hereby.

         IN WITNESS WHEREOF, the undersigned have executed this Amendment No. 3 as of the date and year first above written.


                                        PACIFIC HORIZON FUNDS, INC.



                                        By:/s/ William B. Blundin
                                           ----------------------
                                           Executive Vice President


                                        CONCORD HOLDING CORPORATION



                                        By:/s/ William B. Blundin
                                           ----------------------
                                           President


                                        BANK OF AMERICA NATIONAL TRUST
                                          AND SAVINGS ASSOCIATION



                                        By:/s/ Debra McGinty-Poteet
                                           ------------------------
                                             Senior Vice President





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